Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

OvaScience Reports Fourth Quarter and Year End 2013 Financial Results

CAMBRIDGE, Mass., February 27, 2014 — OvaScienceSM, (NASDAQ: OVAS), a global life sciences company focused on the discovery, development and commercialization of new fertility treatments, today reported fourth quarter and year end 2013 financial results, and highlighted recent accomplishments.

“In 2013, we laid the foundation for the planned international launch of AUGMENTSM, advanced development of new fertility treatments and strengthened our management team,” said Michelle Dipp, M.D., Ph.D., Chief Executive Officer of OvaScience.  “We are confident in our ability to deliver AUGMENT to patients in select international IVF clinics in 2014, and prepare for the launch of our newest potential fertility treatment, OvaPrimeSM, in 2015.  Research continues on OvaTureSM, a potential hormone-free approach to in vitro fertilization (IVF), and preclinical results which demonstrate that human egg precursor cells can be matured into fertilizable eggs are expected later this year.”

2013 and Recent Highlights

•                  Prepared for AUGMENT Launch

Developed AUGMENT Centers of Excellence (ACE) program to bring AUGMENT to patients in IVF clinics in at least four international regions in 2014. The Company expects to provide at least 40 to 60 AUGMENT cycles and to begin transitioning ACE clinics to commercial centers by year end.

•                  Broadened Spectrum of Potential Fertility Treatments

Announced a new product, OvaPrime, which is being developed to boost a woman’s ovarian egg reserve.  OvaPrime involves isolating a woman’s egg precursor cells (EggPCSM) and delivering them back into her ovaries prior to the standard IVF procedure.  Additional development and product optimization are underway in anticipation of a commercial launch in 2015.

•                  Advanced OvaTure Research

Partnered with Intrexon to accelerate preclinical development of OvaTure.  By applying its industrialized high throughput screening, cell biology, cGMP and regulatory capabilities, Intrexon aims to deliver a preclinical data package to OvaScience within two years.

•                  Enhanced Leadership, Board of Directors and Advisors

Arthur Tzianabos, former head of research and early development at Shire, joined OvaScience as Chief Scientific Officer, while David Stern who was head of the global fertility franchise at EMD Serono, became Executive Vice President of Global Commercial Operations.  New appointees to the OvaScience Board of Directors included Harald Stock, Ph.D., of the Getinge Group, Mary Fisher, President/CEO of Colorescience, and Marc Kozin, former President North America, L.E.K. Consulting.  OvaScience also expanded its network of scientific and clinical advisors.

•                  Strengthened and Leveraged Intellectual Property

Building on its core Composition of Matter patent for EggPCs, OvaScience was issued three new patents covering its technology platform and related products.  On February 18, 2014, the Company was issued a U.S. patent covering methods for isolating EggPCs, and together with two other recently issued U.S. patents related to AUGMENT, patent protection is extended through at least 2032.

Formed a Joint Venture with Intrexon, called OvaXon, to leverage intellectual property related to OvaScience’s EggPC technology platform.  By applying Intrexon’s gene editing capabilities to EggPCs, OvaXon aims to prevent inherited diseases in humans and explore nearer term opportunities in animal health.

Fourth Quarter and Full Year 2013 Financial Results

•                  Net loss for the three months ended December 31, 2013 was $11.0 million, or ($0.64) per share, as compared to net loss of $4.2 million, or ($0.33) per share, for the three months ended December 31, 2012.  Net loss for the year ended December 31, 2013 was $29.0 million, or ($1.80) per share, as compared to net loss of $13.5 million, or ($2.33) per share, for the year ended December 31, 2012.  The increase for the quarter and the year was due to a one-time charge of $4.7 million for a technology access fee related to the Company’s collaboration with Intrexon, as well as higher personnel costs, including stock-based compensation.  Under the collaboration agreement, the Company issued $2.5 million of common stock to Intrexon in December 2013, and will pay the remainder in cash in December 2014.

•                  Research and development expense for the three months ended December 31, 2013 was $7.3 million, compared to $2.4 million for the same period in 2012.  Research and development expense for the year ended December 31, 2013 was $15.8 million, compared to $6.3 million for the same period in 2012.  The increase for the quarter and the year was due to the $4.7 million technology access fee upon entering into a collaboration agreement with Intrexon, as well as higher personnel costs, including stock-based compensation expense.

•                  General and administrative expense for the three months ended December 31, 2013 was $3.7 million, as compared to $1.8 million for the same period in 2012.  General and administrative expense for the year ended December 31, 2013 was $13.3 million, as compared to $7.2 million for the same period in 2012.  The increase for the quarter and the year was primarily due to higher personnel costs, including stock-based compensation.

As of December 31, 2013, OvaScience had cash, cash equivalents and short-term investments of $44.4 million.

About OvaScience

OvaScience (NASDAQ: OVAS) is a global life sciences company focused on the discovery, development and commercialization of new fertility treatments.  The Company’s patented technology is based on the discovery of egg precursor cells (EggPCSM), which are found in the ovaries.  By applying proprietary technology to identify and isolate EggPCs, OvaScience is developing potential next generation in vitro fertilization (IVF) treatments.  The Company currently has three fertility treatments in development: AUGMENTSM, which aims to improve egg quality and increase the success of IVF; OvaPrimeSM, designed to boost a woman’s egg reserve using her own EggPCs; and OvaTureSM, which seeks to create mature fertilizable eggs from a woman’s own EggPCs without the need for hormone injections.  OvaScience’s team of scientists, physicians and advisers includes recognized leaders in the field of reproductive medicine. For more information, please visit www.ovascience.com and connect with us on Twitter and Facebook.

Forward-Looking Statements

This press release includes forward-looking statements about the prospects for the Company’s technology in addressing female infertility, the Company’s strategy, future plans and prospects, and the development and commercialization of the Company’s product candidates, including statements relating to the Company’s planned international launch of AUGMENT in 2014 in at least 4 regions, the Company’s planned development and 2015 launch of OvaPrime, the Company’s expectations of completing 40 to 60 cycles of AUGMENT in 2014 and beginning to transition ACE clinics to commercial centers by the end of 2014, Intrexon’s aim to deliver a preclinical data package to OvaScience within two years, and OvaXon’s aims to prevent inherited diseases in humans and explore nearer term opportunities in animal health . Any statements in this release about our strategy, plans, prospects and future expectations, financial position and operations, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “aim,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our expectations regarding the regulatory approvals required for AUGMENT and OvaPrime outside of the United States and our expectation that AUGMENT and OvaPrime meet the requirements of a class of products exempt from premarket review and approval under applicable regulations in those countries where we plan to introduce AUGMENT and OvaPrime; the science underlying our product candidates (including AUGMENT, OvaPrime and OvaTure), which is unproven; our ability to obtain, maintain and protect intellectual property utilized by our products;  our ability to obtain additional funding to support our activities; our dependence on third parties, including our dependence on Intrexon Corporation; the successful development of, and ability to obtain regulatory approval for, our product candidates; our ability to develop our product candidates, including AUGMENT, OvaPrime and OvaTure, on the timelines we expect, if at all; our ability to commercialize our product candidates, including AUGMENT and OvaPrime, on the timelines we expect, if at all; competition from others; and our short operating history; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect our current views with respect to future events.  We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

Contact:
Theresa McNeely
EVP, Strategic Corporate Communications
OvaScience, Inc.
tmcneely@ovascience.com
617-299-7356

- Financial Tables to Follow -

OvaScience, Inc.

(A development stage company)

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	As of December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$18,078	$14,776
Short-term investments	26,349	16,615
Prepaid expenses and other current assets	650	574
Total current assets	45,077	31,965
Property and equipment, net	880	756
Investment in OvaXon	1,500	—
Other assets	88	93
Total assets	$47,545	$32,814
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,654	$875
Accrued expenses	4,120	1,211
Total current liabilities	5,774	2,086
Other non-current liabilities	70	7
Total liabilities	5,844	2,093
Total stockholders’ equity	41,701	30,721
Total liabilities and stockholders’ equity	$47,545	$32,814

OvaScience, Inc.

(A development stage company)

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Year Ended,
	December 31,		December 31,
	2013	2012	2013	2012
Operating expenses:
Research and development	$7,284	$2,431	$15,802	$6,323
General and administrative	3,729	1,778	13,332	7,206
Total operating expenses	11,013	4,209	29,134	13,529
Loss from operations	(11,013)	(4,209)	(29,134)	(13,529)
Interest income	13	17	90	19
Net loss	$(11,000)	$(4,192)	$(29,044)	$(13,510)
Net loss applicable to common stockholders	$(11,000)	$(4,192)	$(29,044)	$(13,510)
Net loss per share applicable to common stockholders—basic and diluted	$(0.64)	$(0.33)	$(1.80)	$(2.33)
Weighted average number of common shares used in net loss per share applicable to common stockholders—basic and diluted	17,270	12,612	16,160	5,810

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